Exhibit 99.1

HireRight Completes Refinancing of First Lien Senior Secured Term Loan

- Term Loan Facility increased to $750 million with maturity in 2030 -
- Revolving Credit Facility expanded to $160 million -

Nashville, Tenn. – September 28, 2023 - HireRight Holdings Corporation (NYSE: HRT) ("HireRight" or the "Company"), a leading provider of background screening services, today announced the closing of the refinancing and upsizing of its first lien senior secured term loan facility as well as an upsizing of its revolving credit facility.

“We are pleased to successfully complete this debt refinancing, which provides incremental liquidity to continue to support our strategic objectives," stated Tom Spaeth, Chief Financial Officer.

The refinanced first lien term loan facility increased the outstanding principal under the facility from $695 million to $750 million. Interest rates on the first lien term loan facility were changed to the Secured Overnight Financing Rate (“SOFR”), plus 400 bps. The maturity of the first lien term loan facility was extended to 2030. Additionally, the Company's revolving credit facility was increased from $145 million to $160 million. As of September 28, 2023, the Company had no outstanding loans under the revolving credit facility. The maturity date of the revolving credit facility remains June 3, 2027.

About HireRight

HireRight is a leading global provider of technology-driven workforce risk management and compliance solutions. We provide comprehensive background screening, verification, identification, monitoring, and drug and health screening services for approximately 37,000 customers across the globe. We offer our services via a unified global software and data platform that tightly integrates into our customers’ human capital management systems enabling highly effective and efficient workflows for workforce hiring, onboarding, and monitoring. In 2022, we screened over 24 million job applicants, employees and contractors for our customers and processed over 107 million screens. For more information, visit www.HireRight.com or contact InvestorRelations@HireRight.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws related to the size and duration of the Company's first lien senior secured term loan facility, the Company's revolving credit facility, and the Company's use of borrowings thereunder. These forward-looking statements are not guarantees. They reflect our current expectations and projections with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from expectations or results projected or implied by forward-looking statements. Among other things, the Second Amended Credit Facility may be prepaid in whole or part from time to time.

For more information on the business risks we face and factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K filed with the SEC on March 10, 2023, in particular the sections of that document entitled “Risk Factors,” “Forward-Looking Statements,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and other filings we make from time to time with the SEC. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investors:
InvestorRelations@HireRight.com
+1 949-528-1000

Media:
Media.Relations@HireRight.com
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